Exhibit 15.1

AUDIT COMMITTEE CHARTER(1)

BUHRMANN NV

(1)              This Charter was adopted for the first time in the Supervisory Board meeting of 24 June 2003 and amended in the Supervisory Board meeting of 12 April 2007.

0.                                      INTRODUCTION

0.1                                This Charter has been drawn up by the Supervisory Board pursuant to clause 5 of the By-Laws of the Supervisory Board.

0.2                                The Audit Committee is a standing committee of the Supervisory Board with such powers and responsibilities as are set forth or described herein, subject at all times to compliance with Dutch law.

0.3                                Certain capitalised or uncapitalised terms used but not defined in this Charter have the meanings given to them in the By-Laws of the Supervisory Board and the List of Definitions attached to these By-Laws as Annex 1.

1                                         COMPOSITION

1.1                                The Audit Committee shall consist of at least three members and each member of the Audit Committee shall be a member of the Supervisory Board.

1.2                                The members of the Audit Committee shall be appointed by the Supervisory Board.

1.3                                Members of the Audit Committee shall serve until the earlier of:

(a)                                  the termination of their membership of the Supervisory Board;

(b)                                 the termination of their membership of the Audit Committee at any time by the Supervisory Board; or

(c)                                  their resignation from the Audit Committee.

1.4                                The Supervisory Board shall appoint one of the members of the Audit Committee as the chairman of the Audit Committee. The Audit Committee shall not be chaired by the Chairman of the Supervisory Board or by a former Executive Board member.(2)

1.5                                The Company Secretary shall act as secretary to the Audit Committee. The Company Secretary may delegate his duties, or parts thereof, under this Charter, to a deputy appointed by him in consultation with the chairman of the Audit Committee.

(2)	Dutch Corporate Governance Code, best practice provision III.5.6.

2.                                      INDEPENDENCE AND QUALIFICATIONS OF MEMBERS

2.1                                Each member shall be independent in accordance with clause 1.4 of the By-Laws of the Supervisory Board, as amended from time to time, at the time of appointment, reappointment and at any time while serving as a member of the Audit Committee.(3)

2.2                                In the event that a member of the Audit Committee is or becomes aware of any circumstance which may reasonably impair or affect his independence or the perception of his independence, he shall inform the Audit Committee thereof promptly. The Audit Committee shall consult with the Supervisory Board in order to determine whether there is sufficient cause for such member to be replaced on the Audit Committee.

2.3                                The Supervisory Board may grant to not more than one member of the Audit Committee specific exemptions from the independence requirements referred to in paragraph 2.1 to the extent that any such exemptions are compatible with applicable law and listing requirements. Any such exemptions shall be disclosed in the Annual Report.

2.4                                Either at least one member of the Audit Committee shall be an “audit committee financial expert”, or the Company shall disclose in its Annual Report the reasons why the Company does not have an Audit Committee financial expert on the Audit Committee. An audit committee financial expert is a person who has relevant knowledge and experience of financial administration and accounting for listed companies or other large entities, including in any event the following attributes(4):

•                  an understanding of Dutch generally accepted accounting principles as well as International Financial Reporting Standards and financial statements;

•                  the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•                  experience in preparing, auditing, analysing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•                  an understanding of risk management and internal controls over, and procedures for financial reporting; and

•                  an understanding of audit committee functions.

The Supervisory Board shall determine on the basis of all available facts and circumstances and in accordance with applicable law which members, if any, of the Audit Committee qualify as audit committee financial experts.

(3)	Dutch Corporate Governance Code, best practice provision III.5.1.
(4)	Dutch Corporate Governance Code, best practice provisions III.5.7 and III.3.2.

3.                                      PURPOSE

3.1                                The purpose of the Audit Committee is, to the extent permitted by Dutch Law, to assume the oversight responsibilities of the Supervisory Board regarding:

•                  the accounting and financial reporting practices, policies and procedures of the Company(5);

•                  the quality of the Company’s internal control systems and its risk assessment(6);

•                  the quality of the Company’s disclosure controls and procedures(7);

•                  the integrity of the Company’s financial statements;

•                  the performance and evaluation (including its independence) and, where appropriate, the reappointment or replacement of the External Auditor(8); and

•                  any other specific financial issues delegated by the Supervisory Board.

4.                                      AUTHORITY

4.1                                The Audit Committee shall have such authority as is delegated to it by the Supervisory Board from time to time, whether it be in this Charter, as required by applicable law and listing rules or otherwise. Notwithstanding the above, the Audit Committee may never exercise powers beyond those exercisable by the Supervisory Board as a whole.

4.2                                Neither this Charter nor any activity of the Audit Committee shall release the Supervisory Board, the Executive Board and the External Auditor from their duties and responsibilities. In carrying out its function, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or compliance with laws and regulations, or any professional certification as to the External Auditor’s work.

4.3                                The Audit Committee reports to the Supervisory Board and has unrestricted access and authorisation to obtain assistance from the Company’s staff to accomplish its purpose. In addition, the Audit Committee has the discretion to initiate and supervise investigations within the scope of its duties, as it may deem appropriate, including the inspection of any books and records of the Company, and to employ whatever additional advisors and consultants, including independent counsel, it deems necessary for the fulfilment of its duties. The Company shall provide appropriate funding, as determined by the Audit Committee for the payment of any compensation to any advisor or consultant employed by the Audit Committee pursuant to this clause 4 and any ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

(5)	Dutch Corporate Governance Code, best practice provision III.5.4 (b).
(6)	Dutch Corporate Governance Code, best practice provision III.5.4 (a).
(7)	Dutch Corporate Governance Code, best practice provision III.5.4 (a).
(8)	Dutch Corporate Governance Code, best practice provision III.5.4 (f).

5.                                      DUTIES AND RESPONSIBILITIES

5.1                               External Auditor

The Audit Committee shall be responsible for the oversight of the External Auditor in connection with the audit of the Company’s financial statements and the preparation or issuance of an audit report and the performance of any other audit, review or attest services for the Company, and the External Auditor shall report directly to the Audit Committee in relation thereto. The oversight responsibility of the Audit Committee in the area of the External Auditor is to provide reasonable assurances regarding the External Auditor’s independence, professionalism, efficiency and work quality. To accomplish this, the Audit Committee, in accordance with the Company’s policy regarding external auditor independence and services (“the External Auditor Policy”), shall provide oversight of the external audit coverage, including:

(i)                                    recommendation to the Supervisory Board regarding the nomination by the Supervisory Board to the General Meeting of Shareholders for the appointment of the External Auditor in accordance with the articles of association of the Company and the External Auditor Policy;

(ii)                                 reporting to the Supervisory Board of the development of the relationship of the Audit Committee and the Executive Board with the External Auditor, including the assessment of its independence (taking into account the External Auditor’s annual statement regarding his independence, the requirement or desire to rotate the responsible audit partners of the External Auditor and the desirability of the External Auditor providing both audit services and non-audit services to the Company)(9);

(iii)                             thorough assessment of the External Auditor’s performance at least once every four years(10);

(iv)                             review of the External Auditor’s proposed audit scope, approach and fees and actual fees for audit services, audit related services and non-audit services as defined in the External Auditor Policy;

(v)                                co-ordination with the internal audit function;

(vi)                             recommendations to the Supervisory Board regarding the resolution of conflicts of interests and potential conflicts of interests between the External Auditor and the Company; and

(vii)                          pre-approve the engagement of the External Auditor’s audit and non-audit services in accordance with the External Auditor Policy.

In carrying out the responsibilities set forth in clauses (i) and (ii) above, the Audit Committee may take note of the views of the Executive Board. The Audit Committee’s recommendations and reports shall, however, be made on an independent basis.

The Audit Committee shall review the External Auditor’s group management letters (the group “Client Service Report”) and judge if appropriate action is being taken with respect to the recommendations and observations made therein.(11)

(9)	Dutch Corporate Governance Code, best practice provision V.2.2.
(10)	Dutch Corporate Governance Code, best practice provision V.2.3.
(11)	Dutch Corporate Governance Code, best practice provision III.5.4 (c).

The Audit Committee shall discuss with the External Auditor the report that the External Auditor is required to make to the Audit Committee under Clause 10 of the External Auditor Policy.

The Audit Committee shall act as the principal contact for the External Auditor if he discovers irregularities in the content of the financial reports.(12)

The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of the compensation of the External Auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

5.2                               Accounting principles

The responsibility of the Audit Committee in the area of accounting principles is to discuss with the Executive Board, the internal auditor and the External Auditor the impact of any material change in accounting principles and policies as well as the reasons for the change and any other major issues regarding accounting principles and policies. The Audit Committee also shall discuss significant regulatory changes in accounting and reporting standards proposed by national, international and foreign regulatory agencies.

5.3                               Accounting practices and financial reporting

The oversight responsibility of the Audit Committee in the area of financial reporting and accounting practices is to provide reasonable assurances that financial disclosures made by the Executive Board accurately reflect the financial condition, results of operations, cash flows, plans and long-term commitments of the Company. To accomplish this the Audit Committee shall review and discuss the quarterly reports and the Annual Report, including Management Discussion and Analysis and the financial statements with the Executive Board and the External Auditor. The review and discussion include:

•                  significant judgements and estimates made by the Executive Board;

•                  significant reporting or operational issues identified during the reporting period, including how they were resolved;

•                  material adjustments to the financial statements proposed by the External Auditor; and

•                  the robustness of essential accounting and reporting processes.

The Audit Committee shall regularly report to the Supervisory Board on the Annual Report, the Annual Accounts, and the quarterly figures. The Annual Accounts and the Annual Report for the year just ended shall be discussed in a meeting with the Supervisory Board within five months of this year end. The quarterly accounts of the Company for the respective period just ended shall be discussed in a meeting of the Executive Board with the Supervisory Board within two months of the end of this period.

(12)	Dutch Corporate Governance Code, best practice provision III.5.5.

5.4                               Internal control and risk assessment

The oversight responsibility of the Audit Committee in the area of internal risk management and control systems is to assure that the risks the Company is exposed to are understood and are effectively dealt with by appropriate internal risk management and control systems. The Audit Committee shall discuss policies with respect to risk assessment and risk management, e.g. discuss with the Executive Board the Company’s significant financial risk exposures and the action the Executive Board has taken to limit, monitor or control such exposures.

The Audit Committee shall evaluate whether the Company is fostering an appropriate control culture. It shall consider how the Executive Board addresses business control including the security and integrity of its key processes and information and communication technology(13). It shall review major issues as to the adequacy of the Company’s internal control procedures, including any assessment of the External Auditor and the internal audit function, and any special arrangements adopted or proposed to be adopted by the Executive Board in light of material control deficiencies.

5.5                               Internal audit function(14)

The oversight of the internal audit function is to assure that internal auditors can and will carry out their function in an adequate and effective manner. To accomplish this the Audit Committee shall:

•                  review and discuss significant internal audit findings;

•                  review the internal audit’s annual summary of reports; and

•                  assess the Executive Board’s response to significant weaknesses, compliance deficiencies issues related to the level of control in the Company.(15)

5.6                               Legal matters and tax planning

The Audit Committee shall evaluate any significant legal matters that may have a material effect on the financial statements, including material notices to or inquiries received from governmental agencies. The Audit Committee also shall review and discuss any material tax issue and/or litigation. The Audit Committee shall furthermore supervise the activities of the Executive Board with respect to the policy of the Company on tax planning.(16)

5.7                               Compliance

The Audit Committee shall provide oversight of the Company’s compliance with the management charter of the Company, including the Buhrmann Business Principles and Code of Ethics:

(13)	Dutch Corporate Governance Code, best practice provision III.5.4 (h).
(14)	Dutch Corporate Governance Code, best practice provision III.5.4 (d).
(15)	Dutch Corporate Governance Code, best practice provision III.5.4 (c).
(16)	Dutch Corporate Governance Code, best practice provision III.5.4 (e).

•                  reviewing results of auditing or other monitoring programs designed to prevent or detect violations of laws or regulations;

•                  reviewing corporate policies relating to compliance with laws and regulations, ethics, conflict of interest and the investigation of misconduct or fraud; and

•                  reviewing significant cases of employee conflict of interest and unethical or illegal conduct.

5.8                               Disagreements

The Audit Committee shall be responsible for resolving any disagreement among the Executive Board and the External Auditor or the internal audit department in connection with the preparation of the financial statements and/or the quality of its internal risk management and control systems and/or the External Auditor’s preparation or issuance of an audit report or performance of other audit, review or attest services.

5.9                               Fraud

The Audit Committee shall review any information coming to their attention indicating the occurrence or potential occurrence of any fraudulent activity or any other illegal act that could have a material effect on the Company’s financial statements.

6.                                      WHISTLE BLOWERS

The Audit Committee shall establish procedures for:

(a)                                 the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(b)                                the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

7.                                      MEETINGS

7.1                                The Audit Committee shall meet at least four times per year (once during each quarter) such that at least one meeting shall be scheduled before the publication of the annual and quarterly results of the Company. In addition, the Audit Committee shall meet at times that one or more members of the Audit Committee deem necessary. In each meeting, at least a majority of the members of the Audit Committee must be present, in person or by telephone, in order for an official, authorised act of the Audit Committee to be taken.

7.2                                The Company Secretary shall keep minutes of each meeting of the Audit Committee. The minutes of each meeting shall be adopted by the Audit Committee in its first meeting following the relevant meeting. The (draft-) minutes of each meeting of the Audit Committee shall be sent to the Supervisory Board members.

7.3                                The Audit Committee may invite the CEO, the CFO, the director accounting and control, the internal auditor and the External Auditor to attend meetings of the Audit Committee unless in the opinion of the chairman of the Audit Committee or a majority of the members of the Audit Committee, it is required or appropriate for the performance of the task of the Audit Committee to have a meeting without the attendance of any or all of these individuals.(17) Notwithstanding the above, the Audit Committee shall meet at least once a year with the External Auditor without the Executive Board being present.(18)

8.                                      AMENDMENT AND REVIEW OF CHARTER

This Charter may be amended at any time by the Supervisory Board and any such amendment shall be effective as of such date determined by the Supervisory Board. The Audit Committee may review and reassess this Charter and submit any recommended amendments to the Supervisory Board for its consideration.

(17)	Dutch Corporate Governance Code, best practice provision III.5.8.
(18)	Dutch Corporate Governance Code, best practice provision III.5.9.

9.                                      MISCELLANEOUS

9.1                                Clauses 25.3 to 25.6 inclusive of the By-Laws of the Supervisory Board apply by analogy to the Audit Committee, while for the application of this Charter the power of the Supervisory Board or the Chairman of the Supervisory Board referred to in these clauses is considered a power of the Supervisory Board or the Chairman of the Supervisory Board.

9.2                                This Charter and the composition of the Audit Committee shall be posted on the Company’s website.(19)

(19)	Dutch Corporate Governance Code, best practice provision III.5.1.